Exhibit 4.1

FOURTH AMENDED AND RESTATED SECURED PROMISSORY NOTE

(Loan A)

$5,918,377.53Originally Dated: May 10, 2011

Amended and Restated as of: April 1, 2013

Second Amended and Restated as of November 1, 2013

Third Amended and Restated as of March 1, 2014

Fourth Amended and Restated as of May 31, 2016

FOR VALUE RECEIVED, the undersigned, XTERA COMMUNICATIONS, INC., a

Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to HORIZON FUNDING TRUST 2013-1, as assignee of HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware

corporation (“Lender”) the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan A made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement. This Note replaces and supersedes, in its entirety, that certain Third Amended and Restated Secured Promissory Note (Loan A) issued by Borrower to Lender on March 1, 2014 (the “Original Note”) in the original principal amount of Ten Million Dollars ($10,000,000). The principal amount evidenced by this Note as due and owing includes the outstanding principal from the Original Note in the sum of Five Million Seven Hundred Sixty-One Thousand Eight Hundred Sixty-Seven and 73/100 Dollars ($5,761,867.73), as well as the capitalization of late fees accrued as of July 1, 2014, in the sum of One Hundred Fifty- Six Thousand Five Hundred Nine and 80/100 Dollars ($156,509.80). Nothing contained herein shall be deemed a repayment or novation of the Original Note.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate.  The Loan Rate for this Note is (i) from May 10, 2011 through June 30, 2014, 11.50%, and (ii) from July 1, 2014 until the repayment in full of the Loan, 12.50% per annum, each based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing July 1, 2011, through and including June 1, 2012, on the first day of each month, Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Ninety-Five Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($95,833.33).  Commencing on July 1, 2012, and continuing on the first day of each month thereafter through March 1, 2013, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Three Hundred Eighty-Five Thousand One Hundred Twenty-Six and 65/100 Dollars ($385,126.65).

Commencing on April 1, 2013, through and including June 1, 2013 on the first day of each month, Borrower shall make a payment of accrued interest only on the outstanding principal amount of the Loan in the amount of Sixty-Nine Thousand Nine Hundred Three and 61/100 Dollars ($69,903.61).

Commencing on July 1, 2013, through and including September 1, 2013 on the first day of each month, Borrower shall make payments of principal plus accrued interest on the then outstanding principal amount due hereunder in the amount of Two Hundred Twenty-Seven Thousand Five Hundred Fifteen and 13/100 Dollars ($227,515.13).

On October 1, 2013, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Four Hundred Fourteen Thousand One Hundred Twenty-Seven and 52/100 Dollars ($414,127.52).

Commencing on November 1, 2013, through and including May 1, 2014, on the first day of each month, Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Sixty-One Thousand Nine Hundred Eighty-Six and 06/100 Dollars ($61,986.06).

On June 1, 2014, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder in the amount of Seven Hundred Sixty Eight Thousand Two Hundred Twenty Eight and 96/100 Dollars ($768,228.96).

On July 1, 2014, Borrower shall make a payment of accrued interest only on the outstanding principal amount of the Loan in the amount of Fifty-Five Thousand Two Hundred Seventeen and 90/100 Dollars ($55,217.90).

Commencing on August 1, 2014, through and including October 1, 2014, on the first day of each month, Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Sixty Thousand Nineteen and 46/100 Dollars ($60,019.46).

Commencing on November 1, 2014, through and including January 1, 2015, on the first day of each month, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Ninety-Seven Thousand Eight Hundred Eighteen and 63/100 Dollars ($97,818.63).

Commencing on February 1, 2015, through and including April 1, 2015, on the first day of each month, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of One Hundred Thirty-Six Thousand Nine Hundred Forty-Six and 08/100 Dollars ($136,946.08).

Commencing on May 1, 2015, through and including July 1, 2015, on the first day of each month, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of One Hundred Ninety-Five Thousand Six Hundred Thirty-Seven and 26/100 Dollars ($195,637.26).

Commencing on August 1, 2015, through and including October 1, 2015, on the first day of each month, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Two Hundred Thirty-Four Thousand Seven Hundred Sixty-Four and 71/100 Dollars ($234,764.71).

Commencing on November 1, 2015, through and including January 1, 2016, on the first day of each month, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Two Hundred Seventy-Three Thousand Eight Hundred Ninety-Two and 16/100 Dollars ($273,892.16).

Commencing on February 1, 2016, through and including April 1, 2016, on the first day of each month, Borrower shall make to Lender a payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of Three Hundred Thirteen Thousand Nineteen and 61/100 Dollars ($313,019.61).

On May 1, 2016, Borrower shall make a payment in the amount of Seventy-Eight Thousand Two Hundred Fifty-Four and 90/100 Dollars ($78,254.90), which payment shall be applied first to accrued but unpaid interest, and with the remainder applied to the outstanding principal amount due hereunder.

Commencing on June 1, 2016 and continuing through and including July 1, 2016, on the first day of each month, Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of Thirty-One Thousand Eight Hundred Thirty-Two and 12/100 Dollars ($31,832.12).

On July 31, 2016, Borrower shall make to Lender one (1) payment in the amount necessary to repay all outstanding amounts hereunder and under the Loan Agreement in full on such date.

On July 31, 2016, or the earlier repayment in full of the Loan, Borrower shall pay to Lender the Loan A Final Payment as set forth in Section 2.6(g) of the Loan Agreement (the “Final Payment”). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on July 31, 2016.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated May 10, 2011 by and between Borrower and Lender (as amended, the “Loan Agreement”).  The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

XTERA COMMUNICATIONS, INC.

By:	/s/ Jon R. Hopper
Jon R. Hopper
Chief Executive Officer

(Signature page to Xtera Fourth A&R Loan A Note)